EXHIBIT 10.1(c)

The omitted portions indicated by brackets have been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended.

                                 AMENDMENT 2 TO
                             CASKET SUPPLY AGREEMENT

This Amendment to a certain Casket Supply Agreement is made between Batesville Casket Company, Inc., ("BCC") and Prime Succession, Inc. ("Prime").

Whereas, BCC and Prime have entered into a Casket Supply Agreement dated January 1, 1992 ("Agreement"), which Agreement was amended in August, 1994.

Whereas, the parties desire to further amend certain provisions of said Agreement under the following terms and conditions.

Therefore, in consideration of the mutual promises and obligations set forth herein, the parties agree as follows:


1. It is agreed between the parties that, as of March 31, 1995, Prime has an [ ]. In consideration of the obligations under Paragraph 5, Prime agrees to pay BCC such [ ], commencing March 15, 1996 and continuing through February 15, 2000.


2. It is further agreed between the parties that as of March 31, 1995, [ ]. In consideration of the obligations under Paragraph 5, Prime agrees to pay BCC such [ ] commencing March 15, 1996 and continuing through February 15, 1997.


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                                                                               2

3. BCC agrees that purchases of caskets, on and after April 1, 1995, and throughout the term of this Agreement, shall be subject to a [ ]% discount if payment is made by the fifteenth of the month following delivery.

4. In the event of default in payment of any said amounts due or of any other amount owed to BCC, [ ] shall be due and payable immediately without prior notice, and upon demand, at the sole election of BCC. In the event of a default, BCC shall be entitled to offset the amount due, or any other amount owed to BCC, by any unpaid rebate amount to which Prime would be otherwise entitled.

5. Commencing April 1, 1995, and continuing through March 31, 2000, Prime covenants to purchase caskets exclusively from BCC. This covenant shall be construed to mean that Prime, through the funeral homes it owns as of April 1, 1995, and through any funeral home it may acquire and/or operate or manage through March 31, 2000, shall purchase caskets solely from BCC. Caskets shall include those models BCC currently offers for sale or may offer for sale through March 31, 2000. Since BCC does not offer cloth and non-protective steel caskets, Prime may purchase such casket from another source. If, however, at any time during the term of this Amendment, BCC offers cloth and/or non-protective steel caskets on a competitive basis, Prime agrees to purchase such caskets from BCC. If a customer of one of Prime's funeral homes has a pre-need contract dated prior to April 1, 1995, in which a casket manufactured by someone other than BCC is designated, Prime may purchase such casket from such other manufacturer solely for the purpose of completing such pre-need contract. If a customer of one of Prime's funeral

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                                                                               3

      homes has a pre-need contract, regardless of the date, which contains only a generic reference to a casket, and BCC competitively offers such casket, Prime agrees to purchase such casket from BCC.

6. Prime grants to BCC access to its corporate records, and those of its funeral homes, in order to verify the exclusivity of purchases. BCC shall conduct such verification during normal business hours at its own expense upon 24 hours notice to Prime of its desire to examine said records.

7. In the event BCC determines that Prime has breached its covenant to purchase caskets exclusively from BCC, BCC may, at its sole option, accelerate and call due and payable [ ]. In addition, BCC shall be entitled to seek all remedies at law or in equity to which it is entitled as a result of such breach, as well as interest from the date of said breach in the amount of 9% annum.


8. The Agreement and all addenda thereto shall be binding upon any successor of Prime pursuant to any merger, consolidation, sale of all or substantially all of its assets, or through any other change in the legal identity of Prime during the period contemplated herein. In addition,

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                                                                               4

      Prime shall use its reasonable best efforts to assure that conversion of Prime to any other legal entity will not result in the reduction of casket purchases from BCC by any successor entity to Prime.


9. In the event Prime decides to make a public offering of stock or debt, Prime agrees, no later than 6 months before said offering, to notify BCC of its intention to make such offering. Prime further agrees, on or before the earlier of the date Prime files a registration statement with the Securities and Exchange Commission (SEC) or otherwise would be required to publicly disclose the terms of this Agreement, to pay to BCC [ ] so that the remaining amounts would not be material or require public disclosure of the terms of the Agreement.



10. The first sentence of paragraph 6 of the Agreement, which states "This Agreement shall continue in force until terminated by either party upon 30 days written notice" is deleted and replaced with the following:

      "This Agreement shall continue in force until March 31, 2000. Thereafter, either party may terminate the Agreement by giving the other party 30 days written notice of its intent to terminate."

11. The Amendment to the Casket Supply Agreement, which was executed in August, 1994, and provided for [ ] is superseded by this Amendment 2.


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                                                                               5

12. The terms of the Agreement and all addenda shall be kept confidential by both parties and may be disclosed only to those employees on a need to know basis.

13. All other terms and conditions of the Agreement are hereby ratified and shall remain in full force and effect.

Dated at Batesville, Indiana, this 22 day of May, 1995.

Prime Succession, Inc.                       Batesville Casket Company, Inc.

By:  Thomas Johnson                          By:  Michael DiBease
     -------------------------                    ------------------------
Title:  President                            Title:  Vice President National
                                                      Markets

Date:  5/22/95                               Date:  5/23/95

MR:re